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                                                                     EXHIBIT 3.3

                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                       OF
                                 CERADYNE, INC.
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                             A Delaware Corporation


     The following amendments to the Bylaws of Ceradyne, Inc. a Delaware corporation, were adopted by the Board of Directors at a meeting duly held on April 29, 1996:

          (a) Section 3 of Article II of the Bylaws of the Corporation is amended and restated in its entirety to read as follows:

               Section 3.  Special Meetings.  Special meetings of stockholders,
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          for any purpose or purposes, may be called by the  Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. Special meetings may not be called by any other person.

          (b) Section 4 of Article II of the Bylaws of the Corporation is amended and restated in its entirety to read as follows:

               Section 4.  Notification of Nominations and Business to be
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          Transacted at Meeting.  To be properly brought before a meeting of
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          stockholders, nominations for the election of directors and any other business proposed to be brought before the meeting must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder entitled to vote at the meeting where the stockholder complies with the requirements of this Section. Any stockholder of record entitled to vote at the meeting may nominate one or more persons for election as directors at a meeting or propose business to be brought before a meeting, or both, only if such stockholder has given timely notice in proper written form of his intent to make such nomination or nominations or to propose such business. To be timely, a stockholder's notice must be delivered to or mailed and received by the Secretary of the Corporation not later than sixty (60) days nor more than ninety (90) days prior to such meeting; provided, however, in the event that less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth
          (10th) day following the date of which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder's notice to the Secretary shall set forth:
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                    (A) the name and address of the stockholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed;

                    (B) a representation that the stockholder is a record or
               beneficial owner of stock of the Corporation entitled to vote at such meeting and the number of shares so owned, and, if the stockholder claims to be a beneficial owner, the stockholder shall also provide with his notice to the Secretary documentary support of a claim of beneficial ownership;

                    (C) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons or propose the business, as the case may be, specified in the notice;

                    (D) if applicable, a description of all arrangements or
               understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

                    (E) such other information regarding each nominee or each
               matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors; and

                    (F) if applicable, the consent of each nominee to serve as director of the Corporation if so elected.

               If the Chairman of the meeting shall determine that a nomination or proposal was not made in accordance with the procedures prescribed in this Section, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded. Notwithstanding the foregoing provisions of this Section, a stockholder who complies with all applicable

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          requirements of Rule 14a-8 of Regulation 14A (or any successor rule or regulation) under the Securities Exchange Act of 1934, as amended, may submit a proposal or proposals for inclusion in the Corporation's proxy statement for such meeting.




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